Exhibit 99.1

Infinity Natural Resources Appoints Scott McNeill to Board of Directors
April 13, 2026
MORGANTOWN, W. Va. --(BUSINESS WIRE)-- Infinity Natural Resources, Inc. (“Infinity” or the “Company”) (NYSE: INR) today announced the appointment of Scott McNeill to its Board of Directors, effective immediately.
Mr. McNeill brings more than two decades of experience across energy investment banking, capital markets and operating leadership roles within both public and private energy companies. Over the course of his career, he has served as a CEO, CFO and board member while helping build, finance and scale energy businesses through strategic transactions and capital markets execution.
“Scott’s experience across capital markets, strategic transactions and operating leadership in the energy sector makes him a valuable addition to our Board,” said Zack Arnold, President and CEO of Infinity. “His track record helping build and scale energy businesses will provide important perspective as we continue to execute our strategy and create long-term value for our shareholders.”
Mr. McNeill is currently the Chief Executive Officer of Peak Rentals, LLC, an equipment rental company serving the energy industry. He is also the Managing Member of Headwall Capital, an investment company pursuing opportunities in the energy sector. Mr. McNeill spent 15 years at Raymond James, where he served as a Managing Director in the firm’s Energy Investment Banking group and advised energy companies on capital markets and M&A transactions. He later joined RSP Permian (NYSE: RSPP) as Chief Financial Officer and a member of the Board of Directors, where he led the company’s $449 million IPO and served through its $9.5 billion merger with Concho Resources in late 2018. Scott joined RSP Permian as a private company helping build the organization through its early growth phase while positioning for its IPO. During his tenure, RSP Permian became one of the best-performing public E&P companies from its IPO through its sale.
Mr. McNeill subsequently co-founded and served as CEO of Switchback (NYSE: SBE) and Switchback II (NYSE: SWBK), energy-focused special purpose acquisition companies backed by NGP Energy Capital through the completion of their business combinations. Mr. McNeill also held senior leadership roles at Black Mountain Sand, including Executive Chairman, Chief Executive Officer and Chief Financial Officer, helping reposition and scale the business prior to its merger with Covia Energy to form Iron Oak Energy Solutions, the largest private proppant supplier in North America. Mr. McNeill currently serves on the board of directors of Iron Oak.
About Infinity
Infinity (NYSE: INR) is a growth oriented, independent energy company focused on the acquisition, development, and production of hydrocarbons in the Appalachian Basin. Our operations are focused on the Utica Shale in eastern Ohio as well as our stacked dry gas assets in both the Marcellus and Utica Shales in southwestern Pennsylvania.
Contacts
Thomas Marchetti
Vice President, Investor Relations
Infinity Natural Resources, Inc.
Email: ir@infinitynr.com

Source: Infinity Natural Resources, Inc.